Exhibit 10.3

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 23, 2016 (the “Effective Date”), by and among NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership (“Buyer”) and BOB EVANS FARMS, LLC, a Ohio limited liability company (“Seller”), and BOB EVANS FARMS, INC., a Delaware corporation (“Lease Guarantor”).
In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer, Seller and Lease Guarantor hereby enter into this Agreement and covenant and agree as follows:
1.Definitions.
(a)“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with Seller or Lease Guarantor.
(b)“Agent” means any member, shareholder, equity owner, director, manager, officer, employee, or Affiliate of Seller.
(c)“Aggregate Amount” means the sum of $35,000 multiplied by the number of Original Locations.
(d) “Association Estoppels” means, individually and collectively, if any and as applicable to a particular Location, the one or more estoppel certificates that may be requested in writing by Buyer to confirm that each Location and Seller is in compliance with any and all obligations, covenants, conditions, assessments, restrictions or regulations created or imposed by any existing declaration of record, business/owner/condominium/industrial park association, developer agreement, mutual, shared or common maintenance, access or driveway agreements, or any other material duties or obligations encumbering such Location or imposed on the owner of such Location (that benefit other parties or lands/areas outside of such Location), and the like, if any. The form of said estoppel certificate(s) shall be reasonably acceptable to Buyer, Seller and Title Company.
(e)“Bill of Sale and Assignment” means the bill of sale and assignment that shall be delivered by Seller to Buyer at Closing, and sufficient to transfer all of Seller’s right, title and interest in and to the Intangible Property free and clear of all liens, security interests and other encumbrances.
(f)“Building” shall mean the Bob Evans Restaurant building located on each Location and each Substitution Location.
(g)“Building Systems” means the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, building management, elevator and other service systems or facilities of the buildings located on each Location.
(h)“Business Day” or “business day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States.
(i)““Close” or “Closing” means the consummation of the transactions contemplated by this Agreement.
(j)“Closing Date” means April 14, 2016, unless another date is mutually agreed to by the parties.
(k)“Deed” or “Deeds” means, individually and collectively, as appropriate, the special warranty deeds (or the equivalent instrument under the laws of the jurisdiction where each Location is located by which Seller shall warrant title for matters arising by, through or under Seller), one for each Location, conveying fee simple marketable title to each Location to Buyer, subject only to Permitted Encumbrances.
(l)“Due Diligence Documents” means copies of: (i) the Existing Survey Documents in the possession or control of Seller or any Agent; (ii) the Existing Environmental Reports in the possession or control of Seller or any Agent; (iii) the Existing Construction Documents in the possession or control of

Seller or any Agent; (iv) the Warranties; (v) the Tax Information in the possession or control of Seller or any Agent; (vi) certificates of insurance evidencing types and amounts of coverage for the Property and liability insurance policies relating to the Property; and (vii) the Organizational Documents for Seller and Lease Guarantor.
(m)“Due Diligence Period” means the period commencing on the Effective Date and expiring at 11:59 p.m. (eastern) on the later of (i)  the date that is twenty (20) business days after Buyer’s receipt of the last of (A) the Due Diligence Documents; (B) the Environmental Assessments; (C) the Surveys, and (D) the Title Commitments, or (ii) the date that is ten (10) business days after Buyer’s receipt of the last of the Zoning Reports.
(n)“Earnest Money Deposit” means the Initial Deposit and any Additional Deposit (as each term is defined in Section 3 of this Agreement), together with any accrued interest thereon.
(o)“Environmental Assessments” means the ASTM Phase I Environmental Site Assessments that Seller has ordered for each Location and each Substitution Location. The Environmental Assessments shall be certified to Buyer and the applicable Landlord, and their respective successors and assigns and be dated not earlier than December 31, 2015.
(p)“Environmental Laws” shall have the meaning ascribed to such term in the form of Lease.
(q)“Escrow Agent” means Fidelity National Title, c/o Sherry Phillips, Closing and Escrow, 4111 Executive Parkway, Suite 304, Westerville, OH 43081-3862, Phone: (614) 865-1562; Fax (614) 865-1565.
(r)“Excluded Substitute Location” shall have the meaning set forth in Section 4.
(s)“Existing Construction Documents” means copies of all plans and specifications and site plans and other similar documentation related to the development, construction, renovation, alteration or improvement of any Location and each Substitution Location, in Seller’s possession or control, which were obtained prior to December 16, 2015.
(t)“Existing Environmental Reports” means copies of all environmental, soils or engineering reports, assessments, studies, test results, notices, agreements and other similar documentation with respect to each Location and each Substitution Location, in Seller’s possession or control, which were obtained prior to December 16, 2015.
(u)“Existing Survey Documents” means copies of all existing surveys, site plans, or other similar maps of each Location and each Substitution Location, or portion thereof, in Seller’s possession or control, which were obtained prior to December 16, 2015.
(v)“Governmental Authority” means any federal, state, county, city, local, municipal or other governmental, regulatory or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator, arbitral body and all of their respective departments, bureaus, agencies or officers, and any insurance underwriting board or insurance inspection bureau or any other body exercising similar functions.
(w)“Hazardous Substances” shall have the meaning ascribed to such term in the form of Lease.
(x)“Inspection Reports” means, collectively, the Environmental Assessments and the Zoning Reports.
(y)“Intangible Property” means, collectively, (i) all records and files of Seller relating to the operation, maintenance, improvement and renovation of the Locations and (ii) all of Seller’s right, title and interest in and to (A) all architectural and engineering drawings, records, licenses, permits, plans, approvals and other written authorizations used or useful solely in connection with the Locations for the use, operation or ownership of the Locations or any of them, and (B) all Warranties, to the extent in effect and assignable
(z)“Landlord” shall mean each of the following: (i) National Retail Properties Trust, a Maryland real estate investment trust, for the eight Locations located in Pennsylvania (“Pennsylvania

Landlord”); and (ii) Buyer for all other Locations (“NNN Landlord”) (Pennsylvania Landlord and NNN Landlord may be referred to individually and collectively as “Landlord”).
(aa)“Lease” means each of the Master Lease Agreements to be entered into by Seller, as tenant, and the applicable Landlord, as landlord, at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit B. The initial Base Annual Rental under each Lease shall be an amount equal to 6.65% times the Purchase Price allocated in Exhibit A to the Locations under each Lease. Landlord and Tenant will enter into a single Lease agreement covering the eight (8) Locations located in Pennsylvania. For all other sites, each Lease between Landlord and Tenant will cover no more than 35 Locations, and Buyer will allocate the Locations to the appropriate Lease by the end of the Due Diligence Period.
(ab)“Lease Guaranty” means a lease guaranty of each Lease to be executed by Lease Guarantor in favor of Pennsylvania Landlord and NNN Landlord, as the case may be, at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit D.
(ac)“Legal Requirements” means all laws, ordinances, statutes, rules, regulations, orders, directions and requirements of all Governmental Authorities currently in existence or hereafter enacted or rendered and of all other Governmental Authorities applicable to or claimed to be applicable to any Location or the business activities conducted thereon or therein.
(ad)“Location” means, individually, each of those certain parcels of real property listed on Exhibit A, attached hereto, together with all buildings, improvements and fixtures located thereon, now or in the future, and all rights, privileges, tenements, easements, licenses, hereditaments and appurtenances belonging or pertaining thereto and any mineral rights or interest pertaining thereto, but does not include any Substitution Location unless and until a Substitution Location becomes a Location pursuant to Section 4 hereof. The term “Location” does not include Seller’s trade fixtures, machinery, and equipment used in connection with Seller’s business but does include all Building Systems.
(ae)“Memorandum of Lease” means the Memorandum of Lease to be entered into by the applicable Landlord and Seller at Closing, evidencing the existence of each Lease and recorded in each county in which a Location under such Lease is located; the Memorandum of Lease shall be dated as of the Closing Date and be in form and substance reasonably satisfactory to both Buyer and Seller, but in all events subject to local recording requirements.
(af)“Minimum Number of Locations” means 125 minus the sum of (i) the number of Locations that become Terminated Locations pursuant to Section 6(d), Section 8, Section 9, Section 10(a) or Section 13, (ii) the number of “Locations” that become “Terminated Locations” under the Other Purchase Agreement pursuant to Section 6(d), Section 8, Section 9, Section 10(a) or Section 13 thereof, (iii) the number of Terminated Locations that are terminated pursuant to Section 4 and/or Section 5 with respect to environmental, zoning, title or survey matters if there are remaining Substitution Locations and Seller does not offer to substitute Substitution Locations for such Terminated Locations and (iv) the number of “Terminated Locations” under the Other Purchase Agreement that are terminated pursuant to Section 4 and/or Section 5 thereof with respect to environmental, zoning, title or survey matters if there are remaining “Substitution Locations” under the Other Purchase Agreement and Seller does not offer to substitute any such “Substitution Locations” for such “Terminated Locations”.
(ag)“Monetary Encumbrances” means all mortgages, deeds of trust, mechanics’ liens, security interests, security instruments encumbering any Location, judgments and other monetary liens and encumbrances affecting title to or ownership of any Location, including, without limitation, liens for delinquent real estate taxes and assessments, but excluding, however, liens for taxes and assessments on any Location not yet due and payable.
(ah)“Organization and Authorization Certificate” means the Organization and Authorization Certificate to be executed by Seller and Lease Guarantor in favor of Buyer and each Landlord and by Buyer and each Landlord in favor of Seller and Lease Guarantor, at Closing, dated as of the Closing

Date, and in form and substance as that attached hereto as Exhibit C subject to reasonable revisions to reflect their respective Organizational Documents.
(ai)“Organizational Documents” means the articles of incorporation, certificate of incorporation, trust agreement, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of Buyer, each Landlord, Seller and Lease Guarantor, including any amendments and modifications thereto, together with a complete list of all officers, directors, shareholders, members, and managers (excluding, however, the officers, directors, and shareholders of the Lease Guarantor) of each such entity.
(aj)“Original Locations” means (i) the Locations listed as such on Exhibit A excluding any such Locations that become Terminated Locations and exclusing Substitution Locations that become Locations pursuant to this Agreement and (ii) “Original Locations” as such term is defined in the Other Purchase Agreement.
(ak)“Other Purchase Agreement” means that certain Purchase and Sale Agreement, dated of even date herewith, between Seller and Other Purchaser pertaining to the sale by Seller and the purchase by Other Purchaser of restaurant locations.
(al)“Other Purchaser” means MESIROW REALTY SALE-LEASEBACK, INC., an Illinois corporation.
(am)“Permitted Encumbrances” means all of the following: (i) zoning, building and land use laws, ordinances, rules and regulations applicable to a Location; (ii) the lien of taxes and assessments on a Location not yet due and payable; (iii) the rights of Seller, as tenant only, under the applicable Lease; and (iv) all matters of record which are enumerated in “Schedule B” of the applicable Title Commitment other than those matters specified in Section 5 that Seller is obligated to Remove at Closing and those Title Objections which Seller has elected in writing to Remove as provided in Section 5. Except as expressly agreed to in writing by Buyer, all Monetary Encumbrances are excluded from the definition of Permitted Encumbrances.
(an)“Property” means, collectively, (i) each Location and (ii) the Intangible Property.
(ao)“Purchase Price” means One Hundred Sixty-Three Million Four Hundred Ten Thousand Four Hundred Twenty and No/Dollars ($163,410,420.00), in the aggregate, allocated per Location as shown on Exhibit A, as the same may be adjusted pursuant to the terms of this Agreement. The Purchase Prices of individual Locations are listed only to determine the amounts of Transfer Taxes, determine insurance amounts under the Title Policies and provide a mechanism for substitution or deletion of Locations prior to Closing. Subject to the terms of this Agreement, Buyer and Seller intend to buy and sell the Property as a whole and not individually and the allocated Purchase Prices are not intended to create separate agreements with respect to the individual Locations. Furthermore, as between each Landlord and Seller, as Landlord and Tenant under each Lease, the allocated Purchase Prices shall have no effect following Closing.
(ap)“Remove” means to release, correct or satisfy or, with Buyer’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed, cause the Title Company to affirmatively insure over (as applicable).
(aq)“Section 4 Notice” shall have the meaning set forth in Section 4.
(ar)“Substitution Locations” means those seven (7) additional properties identified as such in Exhibit A attached hereto except that the term “Substitution Locations” shall not include any Substitution Location that becomes a “Location” or an “Excluded Substitution Location” pursuant to the terms of this Agreement or the Other Purchase Agreement.
(as)“Surveys” means the 2011 ALTA/ACSM surveys of each Location and each Substitution Location dated no earlier than December 31, 2015, containing a current ALTA/ACSM certification addressed to Buyer, the applicable Landlord, and Title Company, and including Table A items 1, 2, 3, 4, 6(a), 6(b), 7(a), 8, 9, 10, 11a, 13, 16 and 21. If required by Bock & Clark in order to complete a particular Zoning Report, Seller will cause the surveyor, if necessary, to revise the applicable Survey to cover Table A item 7(b)(1).
(at)“Tax Information” means, collectively, copies of: (i) any current betterment assessments; (ii) any tax abatement, economic incentive, or “PILOT” agreements; and (iii) complete files on any pending tax appeal proceedings.
(au)“Terminated Location” shall have the meaning set forth in Section 4.
(av)“Title Commitments” means the commitments issued by the Title Company to issue the Title Policies with respect to each Location and each Substitution Location. The Title Commitments shall be dated no earlier than December 31, 2015.
(aw)“Title Company” means Fidelity National Title, c/o Ray Lewandowski, 4111 Executive Parkway, Suite 304, Westerville, OH 43081-3862, Phone: (614) 865-1562; Fax (614) 865-1565.
(ax)“Title Objections” shall mean any exceptions to coverage for matters set forth in the Title Commitments, any matters affecting title to the applicable Locations, and any matters shown on the Surveys thereof, to which Buyer timely objects in accordance with the terms of Section 5. The failure of any Title Commitment to include a commitment to issue any of the Endorsements may be raised by Buyer as a Title Objection.
(ay)“Title Policies” means, collectively, the ALTA Owner’s Policy (6‑17‑06) Title Policies which shall be issued by the Title Company and reflect that fee title to each Location is vested of record in the applicable Landlord, subject only to the Permitted Encumbrances with the “standard exceptions” for survey, parties in possession and mechanics’ liens deleted, and shall contain the following endorsements (except for any of the following that are not generally available under local law or local title insurance procedures) (collectively, “Endorsements”):

1.	Comprehensive CC&R and Minerals (ALTA 9.2)

2.	Commercial Environmental Protection Line (ALTA 8.2)

3.	Access and Entry (ALTA 17-06)

4.	Utility Access (ALTA 17.2-06)

5.	Single Tax Parcel/Multiple Tax Parcel (ALTA 18.1-06)

6.	Location/Address (ALTA 22-06)

7.	Same as Survey (ALTA 25-06)

8.	Contiguity (ALTA 19-06), if applicable

9.	Deletion of Arbitration

10.	Subdivision (ALTA 26-06)

11.	Electronic Signatures

12.	Recharacterization

13.	At Buyer’s option and sole cost and expense, zoning with parking and loading (ALTA 3.1).
(az)“Transfer Taxes” means any and all documentary transfer, stamp, sales, use, excise, privilege or similar tax, fee or charge of any Governmental Authority payable in connection with the delivery of any Deed, any Lease, any Memorandum of Lease, or any other instrument or document provided in or contemplated by this Agreement or the Exhibits hereto together with interest and penalties, if any, thereon.
(ba)“Unrecorded Third Party Leases” means unrecorded leases, licenses or other rights of third parties to erect, maintain and use free standing structures on a Location other than the Building located thereon, such as billboards, cellular towers and free-standing ATMs, that are (i) shown on the Survey of such Location, or (ii) listed in Schedule 1 attached hereto.
(bb)“Warranties” means all right, title and interest held by Seller (or any Affiliate) in and to any and all warranties, indemnities and guaranties, if any, related to the renovation, construction, replacement, maintenance or ownership of any Location, including, without limitation, for roof, HVAC and other structural components and systems.
(bc)“Zoning Reports” means the Zoning Reports that Seller has ordered from Bock & Clark for each Location and each Substitution Location. The Zoning Reports shall be dated on or after

December 31, 2015, and be addressed to Buyer, the applicable Landlord, the Title Company, and their respective successors and assigns.
2.Sale-Leaseback Transaction. In accordance with and subject to the terms and conditions of this Agreement, the following shall occur contemporaneously at Closing: (a) Seller shall sell and convey to the applicable Landlord, and Buyer shall cause such Landlord to purchase and accept from Seller, those Locations to be included in the applicable Lease and the Intangible Property associated therewith; (b) Buyer shall cause the applicable Landlord to lease to Seller, and Seller shall accept and take from such Landlord, such Locations and Intangible Property; and (c) Lease Guarantor shall guarantee the Seller’s obligations as Tenant under each such Lease in accordance with the terms of the applicable Lease Guaranty. Notwithstanding the foregoing, the Location identified on Exhibit A as “ID# 1” located in Rio Grande, Ohio is currently situated on approximately 119 acres of real property and prior to Closing said real property will be subdivided and/or lot split in accordance with applicable Legal Requirements and in a commercially reasonable manner reasonably acceptable to Buyer so that the real property on which Location ID# 1 is situated will be comprised of approximately 2 acres, more or less, and shall include only (i) the Building and (ii) the amount of parking necessary under applicable Legal Requirements.
3.Earnest Money Deposit. Within three (3) business days after the Effective Date, Buyer shall deposit Eight Hundred Seventeen Thousand and No/Dollars ($817,000.00) with Escrow Agent (the “Initial Deposit”) to be held in escrow pursuant to the terms of this Agreement. In the event Buyer does not terminate this Agreement by written notice delivered to Seller prior to the expiration of the Due Diligence Period, Buyer shall deposit with Escrow Agent an additional Eight Hundred Seventeen Thousand and No/Dollars ($817,000.00) (the “Additional Deposit”) within three (3) business days after the expiration of the Due Diligence Period. All interest and other income from time to time earned on the Earnest Money Deposit shall be earned for the account of Buyer, and shall be a part of the Earnest Money Deposit. At the Closing, the Earnest Money Deposit shall be applied as a credit against the Purchase Price.
4.Due Diligence.
(a)Within five (5) Business Days following the Effective Date, Seller will furnish the Due Diligence Documents to Buyer. Seller shall use commercially reasonable efforts to furnish to Buyer the Title Commitments, Surveys, Zoning Reports, and Environmental Assessments for each Location at the earliest possible date. Buyer shall furnish to Seller copies of the Organizational Documents of Buyer and Landlord within five (5) business days of the Effective Date. Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence Period, for any or no reason at all, upon written notice to Seller, in which event this Agreement shall be null and void and of no further force and effect (except for rights and obligations that survive a termination of this Agreement pursuant to the express terms of this Agreement) and, notwithstanding anything in this Section 4 of this Agreement to the contrary, Escrow Agent shall immediately return the Earnest Money Deposit to Buyer.
If, prior to the end of the Due Diligence Period, Buyer has a commercially reasonable objection as to a particular Location based upon information contained in the applicable Zoning Reports and/or Environmental Assessments, then Buyer shall have the right to terminate this Agreement as to the affected Location by sending written notice of such termination to Seller which notice shall identify such objection and the affected Location and provide copies of relevant documentation supporting such objection (as used in this Agreement each such written notice to Seller, a “Section 4 Notice”). If pursuant to Section 5, Buyer desires to terminate this Agreement as to a particular Location, Buyer shall send a Section 4 Notice to Seller in accordance with the provisions of Section 5. If prior to Closing, Buyer has a commercially reasonable objection due to a condition arising under Section 6(d), Section 8, Section 9, Section 10(a), or Section 13, then Buyer shall have the right to terminate this Agreement as to the affected Location by sending a Section 4 Notice to Seller. If, prior to a Substitution Location becoming a Location pursuant to Section 4(c) below, Buyer has a commercially reasonable objection to the Substitution Location such that Buyer would be able to send a Section 4 Notice with respect to such Substitution Location if the Substitution Location were a Location, then Buyer shall be entitled to exclude that Substitution Location from the pool of Substitution

Locations by sending a written notice to Seller to that effect within the time period prescribed in Section 4(b) or, as applicable, in Section 5, 6(d), 8, 9, 10(a) or 13. Any Substitution Location so excluded shall no longer be a Substitution Location for purposes of this Section 4 and the definition of “Minimum Number of Locations” and is referred to as an “Excluded Substitution Location”. In no event shall Buyer have the right to terminate this Agreement by reason of title, survey, zoning or environmental matters as to more than 16 Locations (other than any Terminated Location for which a Substitution Location is substituted pursuant to Section 4(c) below).
(b)Buyer and Other Purchaser shall have the right, by joint written notice, to Seller to reallocate the number of Locations that each may terminate for title, survey, zoning or environmental matters so long as the total number of such terminations under this Agreement and the Other Purchase Agreement does not exceed 20.
(c)In the event that Buyer terminates this Agreement as to a Location pursuant to a Section 4 Notice (other than a Section 4 Notice given with reference to Section 6(d), 10(a) or 13) and Seller offers a specific Substitution Location as chosen by Seller, (A) this Agreement shall be terminated as to such Location (each a “Terminated Location”), (B) a Substitution Location as designated by Seller shall be substituted for such Terminated Location and such Substitution Location shall be a Location for all purposes of this Agreement (except the definition of “Original Locations”), (C) the Purchase Price hereunder shall be adjusted to reflect the difference between the price as shown on Exhibit A for each such Terminated Location and the price as shown on Exhibit A for the corresponding Substitution Location, and (D) this Agreement shall otherwise remain in full force and effect.
(d)In the event (A) Buyer terminates this Agreement as to a Location pursuant to a Section 4 Notice (other than a Section 4 Notice given with reference to Section 6(d), 10(a) or 13) and there are no remaining Substitution Locations or Seller fails to offer a Substitution Location with five (5) Business Days following such termination, or (B) Buyer terminates this Agreement as to a Location pursuant to a Section 4 Notice given with reference to Section 6(d), 10(a) or 13, then (1)  this Agreement shall be terminated as to such Terminated Location, (2) the Purchase Price shall be reduced by an amount equal to the price set forth on Exhibit A for such Terminated Location and (3) this Agreement shall otherwise remain in full force and effect.
(e)Notwithstanding anything contained herein to the contrary, in the event that the total number of Locations that are sold pursuant to this Agreement plus the number of Locations sold pursuant to the Other Purchase Agreement is less than 145, then, upon the request of Seller following Closing, Buyer shall negotiate in good faith with Seller in order to enter into an agreement substantially similar to this Agreement to effectuate the purchase, sale and leaseback of alternate locations, as determined by Seller, equal to up to the number of Locations not so purchased pursuant to this Agreement, such agreement to contain, inter alia, due diligence provisions comparable to this Agreement and purchase price and rent as the parties may then agree. The immediately preceding sentence is a statement of intent and shall not be binding on the parties.
(f)At all times prior to Closing, Buyer and its respective agents and independent contractors shall, upon reasonable notice to Seller (including the purpose of the entry), have the right to enter upon each Location and Substitution Location, at their own risk and at times acceptable to Seller which do not interrupt normal business operations, to inspect the Location and conduct such due diligence investigations as Buyer deems necessary. Seller agrees to provide access to all parts of each Location and Substitution Location and cooperate with such inspections and investigations in any way reasonably requested by Buyer, provided however, neither Buyer nor its agents or independent contractors shall communicate with any of Seller’s employees at any Location or Substitution Location. Notwithstanding the foregoing, Buyer and its respective agents and independent contractors shall not conduct any invasive testing without the prior written consent of Seller. Buyer agrees to repair any damage and to indemnify and hold Seller harmless from and against any loss, liability, mechanics’ lien, cost, damage, expense, claim or judgment incurred or suffered by

Seller arising out of or related to such investigations of the Locations and Substitution Locations by Buyer; excluding, however, any loss, liability, cost, damage, expense, claim or judgment resulting from any unfavorable test result or the discovery of any undesirable existing condition on, in, under or about any Location or Substitution Location, such exclusion including, without limitation, any loss resulting from any decrease in the fair market value of all or any of the Locations and Substitution Locations or the inability of Seller to market any or all of the Locations and Substitution Locations due to any such discovery or unfavorable test result. Buyer and its respective agents and independent contractors shall provide proof of insurance reasonably satisfactory to Seller prior to entry to inspect any Location or Substitution Location. Any provision of this Agreement to the contrary notwithstanding, the repair and indemnification obligation of Buyer under this Section 4 shall survive Closing and the transfer of title or any earlier termination of this Agreement.
5.Title.
(a)Prior to the expiration of the Due Diligence Period, Buyer will give Seller written notice of any Title Objections as to each Location. Title Objections as to different Locations may be given by Buyer in one or more notices. Seller will then respond to Buyer in writing within ten (10) business days after receipt of each of Buyer’s notices of Title Objections indicating whether Seller elects to Remove the same. Failure of Seller to notify Buyer in writing within such ten (10) business day period shall be deemed an election by Seller not to Remove such Title Objections. If Seller elects not to Remove one or more Title Objections as to a particular Location, then Buyer may either (i) send a Section 4 Notice to Seller with respect to such Location in which event the applicable provisions of Section 4 shall control or (ii) waive such Title Objections as to such Location. Failure of Buyer to send a Section 4 Notice to Seller as to such Location on or before the date that is five (5) business days after Buyer’s receipt of Seller’s response (or, in the absence of a Seller response, failure of Buyer to send a Section 4 Notice to Seller as to such Location on or before expiration of five (5) business days after the period in which Seller is permitted to respond pursuant to this Section 5(a)) shall be deemed an election by Buyer to waive such Title Objections as to such Location. Any such Title Objection so waived by Buyer shall be deemed to constitute a Permitted Encumbrance, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price with respect to such Title Objection. For purposes of this Section 5(a), the term “Location” shall include each Substitution Location so that the process with respect to Buyer’s Title Objections regarding Substitution Locations will proceed simultaneously with the process with respect to Buyer’s Title Objections regarding Locations generally, provided, however, a Substitution Location may not be the subject of a Section 4 Notice unless and until the Substitution Location becomes a Location pursuant to Section 4.
(b)Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to Remove at Closing, to Title Company’s reasonable satisfaction, all Monetary Encumbrances regardless of whether Buyer objects to any Monetary Encumbrances in its Title Objections. Seller will also be responsible to use commercially reasonable efforts to satisfy all requirements in Section 1 of Schedule B of the Title Commitments that require action by Seller regardless of whether Buyer makes reference to any such Seller requirements in its Title Objections. Seller shall, at Closing, Remove or cause to be Removed (i) any Title Objections which Seller elected in writing to Remove as provided above and (ii) all Monetary Encumbrances.
(c)Notwithstanding anything in this Agreement to the contrary, Buyer reserves the right during the Due Diligence Period to review and approve all liens, encumbrances, easements, covenants, conditions, restrictions and reservations affecting title to each Location, whether or not a matter of public record. If any of the same are first disclosed to or discovered after Buyer’s receipt of the Title Commitments, then Seller shall afford Buyer the opportunity to review and object to the same as provided by this Section 5. No Title Objection may be insured over or Removed of record by indemnification or similar arrangement with the Title Company without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)At Closing, the Title Company will issue the Title Policies to Buyer insuring that fee simple title to each Location is vested in Buyer subject only to the Permitted Encumbrances.
6.Representations and Warranties.

(a)Buyer, Seller and Lease Guarantor each represents and warrants to the others that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and is duly licensed and qualified to transact business in and in good standing as a foreign entity in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary; (ii) all necessary action has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors and subject to the effect of general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; (iii) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound; (iv) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted Governmental Authority; and (v) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against it, nor has it any intention of filing or commencing any such action or proceeding.
(b)Seller represents and warrants to Buyer that: (i)  each Location is owned in fee simple by Seller; (ii) each Location is operated by Seller and is not subject to a sublease; (iii) except for (A) matters of record listed in the applicable Title Commitment; (B) items shown on the applicable Survey; or (C) rights of third parties under Unrecorded Third Party Leases which rights (x) do not interfere with Seller’s ability to operate its business, (y) will terminate prior to the expiration of the Initial Term (as defined in the form of Lease) and (z) do not pertain to any portion of the interior or exterior of the Building on the subject Location, no party has any lease, license, or other right to a use, occupancy or possession of any Location or any portion thereof, and no adverse or other parties are in possession of any Location, or any portion thereof; (iv) except for matters listed in the applicable Title Commitment, no party has any purchase right, right of first offer, right of first refusal or other right or interest relating to the ownership of any Location, or any portion thereof; (v) to Seller’s knowledge, each Location, the use of each Location, and all current operations of each Location are in compliance with Legal Requirements in all material respects, and it has not received any written notice to the contrary; (vi) to Seller’s knowledge, all material permits, licenses or similar authorizations required to occupy and operate each Location with respect to its current use and in compliance with Legal Requirements have been obtained and are in full force and effect; (vii) except as expressly listed on Schedule 2 attached hereto, Seller has not received a written notice of and has no knowledge of any pending or contemplated condemnation action with respect to any Location or any improvements located thereon, or its means of ingress and egress; (viii) no litigation, action, or proceeding before any Governmental Authority is instituted or pending involving any Location that would prevent or impair Seller from complying with its obligations hereunder or under any Lease or that would question the validity or enforceability of this Agreement or any action to be taken by Seller as part of the transaction contemplated by this Agreement, except as has been expressly listed on Schedule 3 attached hereto or as listed in the applicable Title Commitment, (ix) Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and any related regulations and Buyer will have no duty to collect withholding taxes for it at Closing pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended; (x) except as set forth in the Title Commitments, no written commitments to or agreements with any third party or Governmental Authority affect any Location which would be binding on Buyer after Closing; (xi) there are no delinquent bills for labor performed or materials furnished to or for the benefit of any Location for the period prior to the date of Closing and there are no mechanic’s liens or materialmen’s liens (whether or not perfected) on or affecting any Location except as set forth in the Title Commitments; (xii) except as expressly set forth in the existing Environmental Reports or the Environment Assessments, there are no underground storage tanks at any Location; (xiii) except as expressly set forth in the Existing Environmental Reports or the Environmental Assessments, no Location is subject to any environmental liens or active remediation; (xiv) to Seller’s knowledge, and without further inquiry, except as set forth in the Existing Environmental Reports or the Environmental Assessments, there are no Hazardous Substances used, handled, disposed of or otherwise released in, on, under, from or about any Location in violation of Environmental Law; (xv) all of the Due Diligence Documents have been delivered to Buyer, none of which have been edited or altered by Seller, and, to Seller’s knowledge, without further inquiry, none are inaccurate or misleading in any material respect, and (xvi) no unrepaired or unrestored casualty in excess of $200,000 has occurred at any Location. Seller shall use diligent efforts prior to Closing to repair and restore all unrepaired and unrestored casualties to the Properties that have occurred prior to the Effective Date or occur prior to Closing. For purposes of this Section 6, Section 7(a) and Section 10(a) only, “material” means, with respect to any matter the remediation, resolution or compliance of which would exceed $100,000 per Location, or the Aggregate Amount with respect to all Locations, or would interfere with Seller’s ability to operate its business at such Location, except that, with respect to any litigation, action or proceeding, “material” means any litigation, action or proceeding that (i) seeks damages in excess of $100,000 with respect to any single Location or in excess of the Aggregate Amount with respect to all Locations or (ii) if resolved adversely to Seller, would either (1) impair the fair market value of a Location by $100,000 or more or would impair the fair market value of all Locations by the Aggregate Amount or more (in each case, as such fair market value would be determined independent of the existence of any Lease) or (2) interfere with Seller’s ability to operate its business at such Location provided that (A) alleged non-compliance by Seller with Legal Requirements asserted by a Governmental Authority in any such litigation, action or other proceeding shall be deemed “material” and (B) “material” shall not include any tort claim that has been tendered to and accepted by Seller’s insurance company provided that the claim does not exceed Seller’s applicable insurance coverage. Seller shall deliver a copy of each Unrecorded Third Party Lease to Buyer as soon as reasonably practicable but in no event later than ten (10) Business Days following the delivery of the applicable Survey showing the existence of the pertinent structure. Seller acknowledges that Buyer may include any Unrecorded Third Party Lease in Seller’s Title Objections if such Unrecorded Third Party Lease is not acceptable to Buyer in the exercise of Buyer’s commercially reasonable discretion.
(c)The representations and warranties made by one party in favor of another party are made as of the Effective Date and will be deemed to be remade as of the Closing Date and are a requirement of Closing.
(d)(i)    Notwithstanding any contrary provision of this Agreement, if Buyer, Seller or Lease Guarantor becomes aware between the Effective Date of this Agreement and the Closing Date of any matters that make any of Seller’s or Lease Guarantor’s respective representations or warranties untrue in any material respect, Seller, Lease Guarantor or Buyer, as applicable, shall promptly disclose such matters to the others in a written notice that specifically references this Section 6(d) and Seller or Lease Guarantor shall have fifteen (15) days to cure such representations or warranties. In the event that Seller, Lease Guarantor or Buyer so discloses any such matters and Seller or Lease Guarantor does not cure them during such fifteen (15) day period, Buyer shall have the right, in its sole discretion, by written notice to Seller and Lease Guarantor on or before the Closing Date, to: (A) as to those representation and warranties made in Section 6(b), terminate this Agreement as to the affected Location, in which event the applicable provisions of Section 4 shall control, (B) as to those representations and warranties made by Seller and Lease Guarantor in Section 6(a), terminate this Agreement in its entirety, whereupon (x) Escrow Agent shall return the Earnest Money Deposit to Buyer, and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; (C) if applicable, exercise Buyer’s remedy pursuant to Section 13 below; (D) request that Seller or Lease Guarantor, as applicable, cure such breach as a condition to Closing; provided, however, that Seller or Lease Guarantor, as applicable, shall be under no obligation to cure such breach if it is unable or unwilling to cure such breach on or before the Closing Date; or (E) waive such matters and consummate the transactions contemplated by this Agreement without reduction of the Purchase Price in accordance with the terms of this Agreement, in which case the applicable representation or warranty shall be deemed updated to include such information and Buyer shall have no further right as a result thereof. The failure of Buyer to exercise a right provided by the foregoing clauses (A), (B), (C) or (D) within five (5) business days of the receipt of the notice provided by Seller or Lease Guarantor, as applicable, shall be deemed an election by Buyer to proceed to Closing under clause (E).
(i)If Buyer elects to request that Seller or Lease Guarantor cure such breach in accordance with subsection (D) above and Seller or Lease Guarantor, as applicable, is unable or unwilling to cure such breach on or before the Closing Date, Buyer shall then have the right, in its sole discretion, by written notice to Seller and Lease Guarantor, to elect to proceed in accordance with subsection (A), (B), (C) or (E) above.
(ii)Notwithstanding any contrary provision of this Agreement, if Buyer, Seller or Lease Guarantor becomes aware between the Effective Date of this Agreement and the Closing Date of any matters that make any of Buyer’s representations or warranties untrue in any material respect, Buyer, Seller, or Lease Guarantor shall promptly disclose such matters to the others in a written notice that specifically references this Section 6 (e) and Buyer shall have fifteen (15) days to cure such representations or warranties. In the event Buyer so discloses such matters and Buyer does not cure them during such fifteen (15) day period, Seller shall have the right, in its sole discretion, by written notice to Buyer on or before the Closing Date, to: (A) terminate this Agreement, whereupon (x) Escrow Agent shall disburse the Earnest Money Deposit to Seller, and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party shall have any other or further rights or obligations under this Agreement; (B) if applicable, exercise Seller’s remedy pursuant to Section 12 below; (C) request that Buyer cure such breach as a condition to Closing; provided, however, that Buyer shall be under no obligation to cure such breach if it is unable to cure such breach on or before the Closing Date; and/or (D) waive such matters and to consummate the transactions contemplated by this Agreement without reduction of the Purchase Price in accordance with the terms of this Agreement, in which case the applicable representation or warranty shall be deemed updated to include such information and Seller shall have no further right to terminate this Agreement as a result thereof.  The failure of Seller to exercise a right provided by the foregoing clauses (A), (B) or (C) within five (5) business days of the receipt of the notice provided by Buyer shall be deemed an election by Seller to terminate this Agreement.
7.Covenants.
(a)Affirmative. From and including the Effective Date until Closing or the earlier termination of this Agreement, Seller shall: (i) maintain, repair and keep each Location in good condition and repair in the ordinary course in all material respects and in material compliance with all Legal Requirements and matters of record; (ii) maintain the insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date; and (iii) give prompt written notice to Buyer upon: (A) receiving any written notices of default or any written notices of lawsuits affecting Seller and/or any part of the Property; (B) receiving any written notices of lawsuits affecting Lease Guarantor which could reasonably be expected to have a material adverse effect on Lease Guarantor’s ability to perform its obligations under any Lease Guaranty; (C) acquiring knowledge of any casualty or condemnation of any part of any Location, whether actual, or pending; (D) acquiring knowledge of the presence of any Hazardous Substances in violation of any Environmental Law on, in, under or about any part of any Location; (E) receiving written notice from a Governmental Authority of a material violation of any Legal Requirements with respect to the condition or use of any part of a Location; (F) acquiring knowledge of the conduct or occurrence of an inspection of any part of a Location by a Governmental Authority; or (G) acquiring knowledge of any fact or circumstance that renders (or is likely to render as of the Closing Date) any of Seller’s or Lease Guarantor’s representations or warranties untrue or inaccurate in any material respect, or any of the conditions of this Agreement unfulfilled. Seller shall provide to Buyer, when the results become available to Seller but in any event prior to five (5) Business Days prior to the end of the Due Diligence Period, sales and EBITDAR reports for each Location covering Seller’s fiscal quarter ending January 31, 2016 on a then last 12 month basis (collectively, the “Interim Financial Reports”).
(b)Negative. From and including the Effective Date until Closing or the earlier termination of this Agreement, neither Seller nor Lease Guarantor shall do, cause, permit or authorize any of the following, unless, in each case, Buyer’s prior written consent has been obtained: (i) enter into any new, or amend any existing, lease, easement, contract or agreement affecting or encumbering a Location (or any part thereof); (ii) assign, transfer, convey, hypothecate, create a security interest in or lien upon, grant any easement or right-of-way, or otherwise further encumber any part of a Location or any interest therein or take any other action that would affect the title to any part of a Location as it exists as of the Effective Date; or (iii) amend or otherwise modify the Organizational Documents or structure of Seller or Lease Guarantor in a manner that is adverse to Buyer or the transactions contemplated by this Agreement, any Lease, or any Lease Guaranty, and provided further that no amendment or modifications to the Organizational Documents or structure of Seller or Lease Guarantor shall be made after the date that is five (5) business days prior to the Closing Date.
(c)Publicity. Buyer, Seller and Lease Guarantor each hereby covenants and agrees that: (i) prior to Closing, none of Seller, Buyer or Lease Guarantor shall issue any press release or public statement with respect to any of the transactions contemplated by this Agreement without the prior consent of the others, except to the extent required by Legal Requirements, and (ii) after the Closing, any such press release or public statement issued by Buyer, Seller or Lease Guarantor shall be subject to the review and approval of the other parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by Legal Requirements, which obligations under this clause (ii) shall survive the Closing and the transfer of title to the Property. If Buyer, Seller or Lease Guarantor is required by Legal Requirements to issue a press release or public statement, such party shall, at least three (3) business days prior to the issuance of the same, deliver a copy of the proposed press release or public statement to the other party for its review.
8.Casualty. Seller agrees to give Buyer prompt notice of any material damage or destruction of any Location or any portion thereof. In the event that prior to Closing any part of any Location is destroyed or damaged and the cost to restore the Location exceeds $250,000, Buyer shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such damage or destruction, to either: (a) terminate this Agreement as to the affected Location, in which event the applicable provisions of Section 4 shall control; or (b) accept the affected Location in its then condition and to proceed with the Closing; provided, however, that in the event that Buyer elects to proceed under clause (b) or if the cost to restore is $250,000 or less, then any insurance proceeds related to such damage shall be made available to Seller and Seller shall repair and restore the affected Location to its condition immediately prior to such damage promptly after Closing in accordance with the applicable Lease, there shall be no abatement or reduction of Base Annual Rental under the applicable Lease (as Base Annual Rental is defined in the form of Lease) and Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent. If Buyer exercises its rights under Subsection 8(b) or if the cost to restore the affected Location is $250,000 or less, then the immediately preceding sentence shall survive Closing and the transfer of title as to the affected Location until such affected Location is repaired and restored.
9.Condemnation. Seller agrees to give Buyer prompt notice of any taking, condemnation or eminent domain proceeding of any Location or any portion thereof. In the event that prior to the Closing, all or any portion of any Location is subject to a taking or a condemnation by public authority and the portion subject to a taking or a condemnation would, in Buyer’s good faith opinion, render the Location unusable for Seller’s use thereof or otherwise have a material adverse impact of the value of such Location, as determined by Buyer in good faith (each a “Material Taking”), Buyer shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such taking or condemnation, to either: (a) terminate this Agreement as to the affected Location in which event the applicable provisions of Section 4 shall control, or (b) accept the affected Location in its then condition; provided, however, that in the event that Buyer elects to proceed under clause (b) or if the taking, condemnation or eminent domain proceeding is not a Material Taking, then any condemnation award related to such taking shall be handled as provided for in the applicable Lease with respect to such Location, there shall be no abatement or reduction of Base Annual Rental under such Lease and Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent. If Buyer exercises its rights under Subsection 9(b) or if the affected Location is not a Material Taking then the immediately preceding sentence shall survive Closing and the transfer of title as to the affected Location until the condemnation award for such affected Location is final.
10.Conditions Precedent to Closing.
(a)Buyer. Unless waived in writing by Buyer, the obligation of Buyer to Close is subject to the fulfillment of all of the following conditions on or prior to the Closing Date: (i) the respective representations and warranties made by Seller and Lease Guarantor in this Agreement shall be true and correct in all material respects, and all of the terms, provisions, covenants, conditions, agreements and obligations required to be performed by Seller and Lease Guarantor under this Agreement shall have been performed, met or complied with in all material respects; (ii) Seller and Lease Guarantor shall have delivered their respective Closing documents pursuant to Section 11(c) and Section 11(d) of this Agreement; (iii) there shall be no action or proceeding, instituted, or pending in writing against or involving Seller, Lease Guarantor or any Location before any Governmental Authority that (A) could reasonably be expected to have a material adverse impact on (1) Seller’s ability to Close, or (2) the value of any Location or (B) would constitute a default under a Lease or a Lease Guaranty; (iv) the financial condition of either Seller or Lease Guarantor shall not have materially deteriorated on or after the date that is two business days prior to the end of the Due Diligence Period from the financial condition thereof disclosed in the Interim Financial Reports delivered to Buyer prior to such date; (v) Seller shall have delivered to Buyer and Landlord copies of all Association Estoppels if any were requested in Buyer’s Title Objections; (vi) Seller shall have delivered to Buyer insurance certificates confirming compliance, as of the Closing Date, with the insurance requirements of each Lease; (vii) all real estate taxes and assessments due and owing for each Location must be paid in full; and (viii) Title Company shall be irrevocably committed to issue the Title Policies. In the event any of the conditions in this Section 10(a) have not been satisfied (or otherwise waived in writing by Buyer) on or prior to the Closing Date, then Buyer shall have the right, in its sole discretion, by written notice to Seller, to: (A) terminate this Agreement as to the affected Location or Locations, in which event the applicable provisions of Section 4 shall control; (B) as to those conditions that pertain to Seller or Lease Guarantor generally (that is, excluding conditions that relate to a particular Location or to the ability of Seller to operate its business at a particular location) and that are not cured by Seller within five (5) Business Days following notice thereof from Buyer, terminate this Agreement at any time by written notice to Seller, whereupon (x) Escrow Agent shall return the Earnest Money Deposit to Buyer, and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; or (C)if applicable, exercise Buyer’s remedy pursuant to Section 13 below.
(b)Seller. Unless waived in writing by Seller, the obligation of Seller and Lease Guarantor to Close is subject to the fulfillment of all of the following conditions on or prior to the Closing Date: (i) the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, and all of the terms, provisions, covenants, conditions, agreements and obligations required to be performed by Buyer under this Agreement shall have been performed, met or complied with in all material respects, and (ii) Buyer shall have delivered its Closing documents and balance of the Purchase Price pursuant to Section 11(b) of this Agreement. In the event any of the conditions in this Section 10(b) have not been satisfied (or otherwise waived in writing by Seller and Lease Guarantor) on or prior to the Closing Date and the same are not cured by Buyer within five (5) Business Days following notice thereof from Seller, Seller and Lease Guarantor shall have the right, in their sole discretion, to either: (A) terminate this Agreement at any time by written notice to Buyer, whereupon, (x) Escrow Agent shall pay the Earnest Money Deposit to

Seller and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; or (B) if applicable, exercise Seller’s remedy pursuant to Section 12 below.
(c)The cure periods referenced in the foregoing Sections 10(a) and (b) shall run concurrently with any applicable cure periods set forth in Section 12 and Section 13.
(d)In the event that, by reason of either (i) a termination of the Other Purchase Agreement by Seller by reason of a default by Other Purchaser thereunder or (ii) a termination of the Other Purchase Agreement by the Other Purchaser, the total number of remaining Locations under this Agreement is less than the Minimum Number of Locations, Seller, at Seller’s sole option, may terminate this Agreement by written notice to Buyer, whereupon the Earnest Money Deposit shall be returned to the Buyer and the parties shall have no further obligation to one another hereunder. Notwithstanding the foregoing, in the event the Other Purchase Agreement terminates for any reason, and Seller elects to terminate this Agreement for failure of Buyer to meet the Minimum Number of Locations, Buyer may, within two (2) business days of receiving notice from Seller that Seller intends to terminate this Agreement, provide notice to Seller of Buyer’s intent to acquire enough additional “Locations from the Other Purchase Agreement” for Buyer to satisfy (or, upon agreement of Buyer and Seller, to exceed) the Minimum Number of Locations requirement, in which event Seller’s right to terminate this Agreement for Buyer’s failure to meet the Minimum Number of Locations shall be null and void and of no further force and effect. Any additional “Locations from the Other Purchase Agreement” added to this Agreement under this Section 10(d) will be selected by Seller, and purchased by Buyer and sold by Seller pursuant to the terms of this Agreement, provided however that the purchase price for each additional “Location from the Other Purchase Agreement” added to this Agreement shall be the allocated purchase price for such “Location” as specified in the Other Purchase Agreement. Buyer shall have ten (10) business days from Seller’s selection of additional “Locations from the Other Purchase Agreement” to conduct all of the same due diligence Buyer may conduct under Section 4 hereof for such “Locations”, except that in response to a Section 4 Notice Seller shall be entitled to offer to Buyer a Substitution Location or a “Location from the Other Purchase Agreement”.
11.Closing.
(a)Generally. Closing shall occur on or before the Closing Date in mail away format (the parties will not be present at Closing) with immediately available funds and Closing documents delivered to Escrow Agent, in escrow, on or before the Closing Date. Escrow Agent shall serve as the closing agent and shall be responsible for preparing the closing statement, the Deeds and customary transfer documents in accordance with and subject to the terms and conditions of this Agreement.
(b)Buyer Closing Documents. Buyer shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Buyer; (ii) duplicate originals of each Lease executed by the applicable Landlord; (iii) one original Memorandum of Lease for each Location executed by the applicable Landlord; (iv) an original Organization and Authorization Certificate executed by Buyer; (v) any other documents, instruments or agreements called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close; and (vi) the balance of the Purchase Price and all other funds due and owing from Buyer to Seller, after all applicable credits, adjustments and prorations called for under this Agreement.
(c)Seller Closing Documents. Seller shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Seller; (ii) one original Deed for each Location executed by Seller in favor of the applicable Landlord; (iii) duplicate originals of each Lease executed by Seller; (iv) one original Memorandum of Lease for each Location executed by Seller; (v) an original Organization and Authorization Certificate executed by Seller; (vi) an original Bill of Sale and Assignment executed by Seller in favor of each Landlord; (vii) a Title Affidavit with respect to each Location in favor of Buyer confirming Seller’s knowledge with respect to certain title matters, in form and substance reasonably satisfactory to Buyer, executed by Seller; (viii) a subordination, non-disturbance and attornment agreement with any lender and an estoppel certificate in favor of Buyer, and the applicable Landlord and their respective successors and assigns with respect to each Lease in the forms contemplated by such Lease; and (ix) any other documents, instruments, agreements or curatives called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close, including, without limitation, such affidavits as the Title Company may reasonably require in order to issue, without additional charge, the Title Policies.
(d)Lease Guarantor Closing Documents. Lease Guarantor shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Lease Guarantor; (ii) an original Lease Guaranty executed by Lease Guarantor with respect to each Lease; (iii) an original Organization and Authorization Certificate executed by Lease Guarantor; and (iv) any other documents, instrument or agreements called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close.
(e)Costs.
(i)Seller shall be responsible for: (A) the cost to record the Deeds;
(ii)(B) the actual costs incurred by the Title Company in preparing the Title Commitments; (C)  the costs, including premiums, charged for the Title Policies, and to issue the Endorsements (other than any zoning endorsements); (D) Escrow Agent’s closing fee; (E) any and all Transfer Taxes (regardless of the party responsible for any such tax under applicable Legal Requirements); (F) the cost to record each Memorandum of Lease (including any taxes associated therewith); (G) the cost of any charges to Remove all liens, encumbrances and other exceptions to coverage required to be removed by this Agreement including, without limitation, the cost to record applicable curative documents; and (H) the cost of the Surveys, and Inspection Reports, (collectively, the “Transaction Costs”). Buyer shall be responsible for the costs related to any loan policies of title insurance and any endorsements required therewith.
(iii)Except as otherwise provided in Section 13 or Section 16, Buyer, Seller and Lease Guarantor shall pay for their own legal fees. Any and all other closing costs not specifically addressed in this Section 11(e) shall be paid in accordance with the customs and practices of the jurisdiction where each Location is located, with Seller also being responsible for all such costs customarily paid by tenants in similar transactions.
(f)Prorations and Apportionments. As set forth in each Lease, Seller will be responsible for the payment of all utilities, taxes, assessments, charges and costs of every kind and nature associated with the operation and use of a Location. As such, Buyer and Seller shall not adjust, prorate or apportion any such items at Closing but rather Seller shall continue to be fully responsible for all such items. Seller shall have no claims against Buyer, and Seller hereby releases Buyer from and agrees to indemnify and hold Buyer harmless from all claims and liability with respect to the agreement herein not to make any such adjustments, prorations and apportionments.
(g)Rent. The first partial payment of Base Monthly Rental (as defined in each Lease) under each Lease shall be made by Seller at Closing and shall be prorated to cover the period from and including the Closing Date through and including the last day of the calendar month in which the Closing occurs. In the event the Closing occurs after the 25th day of the month, Seller shall also pay at Closing the full payment of Base Monthly Rental due under each Lease for the month following the month of Closing.
(h)Application of Proceeds. If there shall be any Monetary Encumbrances that Seller is obligated to pay and discharge in whole or part at Closing, Title Company may use the net proceeds due Seller at Closing to release and discharge the same, and Seller shall satisfy Title Company’s reasonable requirements with respect to the delivery of documents necessary for Title Company to issue the Title Policies without exception for such Monetary Encumbrances, including, without limitation, payment of the cost of recording or filing said instruments which shall be deducted from the balance of the Purchase Price payable to Seller at Closing.
(i)Possession and Condition. At Closing, Seller shall deliver to Buyer full possession and occupancy of the Locations on which Buyer and Seller closed free from all claims of occupancy or use of any kind whatsoever, except for Permitted Encumbrances and Seller’s right to occupy and use the same pursuant to the terms of the applicable Lease. Buyer acknowledges and agrees that the Locations are being purchased by Buyer in an “AS IS” and “WHERE IS” condition. Seller and Lease Guarantor acknowledge and agree that the Locations are being leased to Seller in an “AS IS” and “WHERE IS” condition. Buyer, the applicable Landlord and Seller shall accept the Locations at the time of Closing in the same condition as the Locations are in as of the Effective Date, as such condition shall have changed by reason of ordinary wear and tear.
(j)Broker’s Fees. Buyer, Seller and Lease Guarantor each represents and warrants to the others that there are no fees or commissions due as a result of their employment of any broker, except that JP Morgan, Quantum Global, LLC and Franchise Capital Advisors (collectively, the “Broker”) are acting as Seller’s agents and shall be compensated at Closing by Seller pursuant to a separate written agreement. Seller and Lease Guarantor shall indemnify and hold Buyer harmless from all claims and expenses of Broker in connection with this Agreement. Buyer, Seller and Lease Guarantor each agree to indemnify and hold the others harmless for any and all claims and expenses, including legal fees, if any fees or commission is determined to be due by reason of employment of a broker other than the Broker. The terms of this Section 11(j) shall survive Closing and the transfer of title or the earlier termination of this Agreement.
(k)Tax Deferred Exchange. Buyer and Seller agree to cooperate with each other in effecting for the benefit of either party a tax deferred exchange pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that: (i) neither party shall be obligated to delay the Closing; and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the Locations as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability arising or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party. The terms of this Section 11(k) shall survive Closing and the transfer of title.
12.Default by Buyer; Liquidated Damages. Prior to Closing, provided that Seller and Lease Guarantor are both ready, willing and able to Close and also that neither Seller nor Lease Guarantor is in material default of this Agreement, then, if any of Buyer’s representations and warranties in this Agreement prove to be untrue in any material respect, or if Buyer materially defaults in the performance of its obligations under this Agreement at any time after the expiration of the Due Diligence Period, and Buyer fails to cure such default or breach within five (5) business days after Seller or Lease Guarantor have provided written notice of such default to Buyer, the parties agree that Seller and Lease Guarantor may, as their sole and exclusive remedy, terminate this Agreement upon written notice delivered to Buyer and in which event the Escrow Agent shall immediately pay to the Seller the Earnest Money Deposit. The parties agree that (i) the amount of the Earnest Money Deposit is a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of its amount to the range of harm to Seller and Lease Guarantor that reasonably could be anticipated, and the anticipation that proving actual damages would be costly, impracticable and extremely difficult, and (ii) retention of the Earnest Money Deposit by Seller and Lease Guarantor as liquidated damages is not intended as a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller and Lease Guarantor. Receipt by Seller and Lease Guarantor of the Earnest Money Deposit as liquidated damages as set forth above shall not prohibit Seller from enforcing its indemnification rights under Section 4 against Buyer.
13.Default by Seller and/or Lease Guarantor; Liquidated Damages. Prior to Closing, provided that Buyer is ready, willing and able to Close and also that Buyer is not in material default of this Agreement, then if at that time, any of Seller’s or Lease Guarantor’s representations and warranties in this Agreement prove to be untrue in any material respect, or if Seller or Lease Guarantor otherwise materially defaults in the performance of any of their respective obligations under this Agreement with respect to one or more Locations and Seller or Lease Guarantor fails, within five (5) business days after Buyer has provided written notice of such default to Seller to cure such default, Buyer may, by written notice to Seller prior to Closing, as its sole remedy with respect to such default, elect one of the following, as applicable:
1) Terminate this Agreement by written notice to Seller as to any such Locations as to which the default is not the result of any intentional act or omission of Seller or Lease Guarantor in which event the provisions of Section 4 shall control except that Seller shall reimburse Buyer for all of Buyer’s customary and reasonable third party out-of-pocket costs and other expenses relating to Buyer’s due diligence in respect of such Terminated Locations (including reasonable attorneys’ fees) and, if applicable, Buyer shall also have the remedy set forth in (3) below.
2) If the default is the result of one or more intentional acts or omissions of Seller or Lease Guarantor terminate this Agreement upon written notice delivered to Seller, in which event:

(a)	Escrow Agent shall immediately refund the Earnest Money Deposit to Buyer;

(b)
Seller shall (i) reimburse Buyer for all of Buyer’s customary and reasonable third party out-of-pocket costs and other expenses relating to Buyer’s due diligence in respect of the transaction contemplated by this Agreement (including reasonable attorneys’ fees), (ii) reimburse Buyer for reasonable and customary breakage costs, loan deposits and loan fees and (iii) pay the Transaction Costs, if earned and unpaid, provided however, that the total of all amounts paid by Seller under the foregoing clauses (i) and (ii) shall not exceed $1,634,000.00; and

(c)
If such default by Seller or Lease Guarantor occurs prior to the date upon which Buyer makes the Additional Deposit following the end of the Due Diligence Period, Seller agrees (as a covenant that will survive such termination) that it shall not, within nine (9) months from the Effective Date transfer, directly or indirectly, or permit the transfer, directly or indirectly, of more than 20 Original Locations to any person or persons other than (1) an Affiliate that exists on the Effective Date or any subsequently created subsidiary of any such Affiliate (each an “Existing Affiliate Transferee”), provided that in the case of such transfer to an Existing Affiliate Transferee, such transferee shall not make a further transfer in violation of this clause (c), (2) pursuant to order of a Governmental Authority, (3) a charitable organization, (4) Buyer or (5) a Landlord. For purposes of this clause (c), a “transfer” shall include any merger or other reorganization, or the sale of assets of Seller, Lease Guarantor or Existing Affiliate Transferee that results in more than 20 Original Locations being owned, directly or indirectly, by another person or entity. For purposes of this Section 13(c), “transfer” shall not include subjecting a Location to a mortgage or a deed of trust. In the event of a breach by Seller of this Section 13(c), Seller shall pay to Buyer the amount of $2,451,000.00 as liquidated damages for such breach. The parties agree that (i) the amount of the liquidated damages is a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of its amount to the range of harm to Buyer that reasonably could be anticipated, and the anticipation that proving actual damages would be costly, impracticable and extremely difficult, and (ii) payment to Buyer of such liquidated damages is not intended as a forfeiture or penalty, but instead is intended to constitute liquidated damages to Buyer; or

(3) If and only if Buyer has made the Additional Deposit following the expiration of the Due Diligence Period, exercise the remedy of specific performance.
If a Landlord becomes aware, and Buyer’s knowledge is imputed to each Landlord, after Closing, that any of Seller’s or Lease Guarantor’s representations and warranties in this Agreement were untrue in any material respect when made, subject to the other limitations set forth in Section 6 and elsewhere in this Agreement, such Landlord shall have the right to pursue any remedies available at law or in equity for a breach of said representations and warranties; provided, however, in order for such Landlord to pursue any such remedies, such Landlord must send notice to Seller of its intent to do so prior to the expiration of the Survival Period. Such Landlord’s post-Closing rights under this Section 13 shall be in addition to any of the its rights under its Lease, and the rights of such Landlord under such Lease for the same or similar representations and warranties made under such Lease shall not be affected by the expiration of the Survival Period. The immediately-preceding two sentences of this Section 13 shall survive Closing and the transfer of title.
14.Disposition of Earnest Money Deposit. In the event Escrow Agent is instructed by Buyer to return the Earnest Money Deposit to Buyer, or Escrow Agent otherwise intends to disburse or return all or any portion of the Earnest Money Deposit to Buyer based on Escrow Agent’s interpretation of this Agreement or otherwise, before making any such return or disbursement, Escrow Agent shall notify Seller of Buyer’s demand or Escrow Agent’s intention, and, unless Escrow Agent receives written objection from Seller within five (5) business days thereafter stating that there is a genuine dispute as to who is entitled to the Earnest Money Deposit and describing the basis of Seller’s objection, then Escrow Agent shall return the Earnest Money Deposit to Buyer. If Escrow Agent receives a written objection from Seller within said 5-business day period, Escrow Agent shall not return or disburse all or any portion of the Earnest Money Deposit to Buyer. In the event Escrow Agent is instructed by Seller to release the Earnest Money Deposit to Seller, or Escrow Agent otherwise intends to disburse all or any portion of the Earnest Money Deposit to Seller based on Escrow Agent’s interpretation of this Agreement or otherwise, before making any such disbursement, Escrow Agent shall notify Buyer of Seller’s demand or Escrow Agent’s intention, and, unless Escrow Agent receives written objection from Buyer within five (5) business days thereafter stating that there is a genuine dispute as to who is entitled to the Earnest Money Deposit and describing the basis of Buyer’s objection, Escrow Agent shall release and disburse the Earnest Money Deposit to Seller. If Escrow Agent receives a written objection from Buyer within said 5-business day period, Escrow Agent shall not release or disburse the Earnest Money Deposit to Seller. Except for the willful misconduct or gross negligence of Escrow Agent or Escrow Agent’s default of its obligations under this Agreement, Escrow Agent shall have no liability to either Buyer or Seller in acting or refraining from acting hereunder. In the event there is any dispute as to the proper disbursement of the Earnest Money Deposit, Escrow Agent shall be entitled to deposit the Earnest Money Deposit with a court of competent jurisdiction in Franklin County, Ohio, and to interplead each of Buyer and Seller in an appropriate interpleader action. Escrow Agent shall not release, return or disburse the Earnest Money Deposit or any portion thereof, except: (a) in strict compliance with the terms of this Section 14; (b) in accordance with a joint written direction signed by Seller and Buyer; or (c) in obedience to a court order issued by a court of competent jurisdiction. Notwithstanding anything contained in this Section 14 to the contrary, Escrow Agent shall immediately return the Earnest Money Deposit to Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Due Diligence Period and Seller shall have no rights to object as contemplated in this Section 14.
15.Confidentiality. Buyer, Seller and Lease Guarantor acknowledge that any and all information that either party has heretofore furnished or hereafter furnishes to any of the others with respect to the Property, the transactions contemplated by this Agreement or other non-public proprietary or confidential information of the parties has been and will be furnished on the condition that the receiving party maintains the confidentiality thereof until Closing. Accordingly, prior to Closing, Buyer, Seller and Lease Guarantor shall not disclose, and shall prohibit their respective agents, consultants, employees, representatives and any parties identified in clause (i) below (each, a “Receiving Agent”) from disclosing, to any other person or entity without the prior written consent of the non-disclosing party: (a) the material terms of this Agreement; (b) any of the information in respect of the Property, including, but not limited to, the Due Diligence Documents and any information heretofore or hereafter obtained by Buyer or its Receiving Agents, consultants or representatives in connection with Buyer’s due diligence investigations of the Property; and (c) any other non-public proprietary or confidential information of the disclosing party. In the event the Closing does not occur or this Agreement is terminated, each party shall, upon request from the other, promptly return to the other all documents containing any of such information without retaining any copy thereof or extract therefrom except as provided in this Section 15. Notwithstanding anything to the contrary hereinabove set forth, either party may disclose such information (i) on a need-to-know basis to the Title Company, to receiving party’s agents, employees, consultants, managers, investors, lenders, accountants, attorneys and contractors, to its potential lenders and subsequent purchasers, and to members of professional firms serving it or its potential lenders and (ii) as may be necessary to comply with applicable Legal Requirements or a court order. Notwithstanding the foregoing, the foregoing confidentiality obligation shall not apply to any such information that (1) is or becomes generally available to the public other than as a result of a breach of this Agreement; (2) is obtained by receiving party or its Receiving Agents on a non-confidential basis from a third-party that, to receiving party’s knowledge, was not legally or contractually restricted from disclosing such information; (3) was in receiving party’s or its Receiving Agents’ possession prior to disclosing party’s disclosure hereunder; or (4) was or is independently developed by receiving party or its Receiving Agents without using any such confidential information. Notwithstanding the foregoing, the recipient and its Receiving Agents may: (i) pursuant to its and their records retention policies and regulatory obligations, have the right to retain copies of any confidential information provided to the party or its Receiving Agents so long as it and they keep such confidential information in accordance with the confidentiality and other provisions of this Section 15; and (ii) retain any confidential information to the extent it is “backed-up” on its or their electronic information management and communications system or servers. Notwithstanding the retention of any confidential information provided hereunder, any recipient and its Receiving Agents will continue to be bound by their obligations of confidentiality and other obligations under this Section 15. The terms of this Section 15 shall survive the termination of this Agreement.
16.Attorney Fees. Except as otherwise provided in this Agreement, in a suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages allowed pursuant to this Agreement, reasonable legal expenses, attorney and paralegal fees and court costs incurred in such suit and any appeal thereof. This paragraph shall survive Closing or the early termination of this Agreement.
17.Notices. Any notice, request, tender, demand, delivery, approval or other communication provided for, required or arising under this Agreement shall be in writing and shall be deemed delivered: (a) if delivered in person, upon delivery to an individual or to an officer of an entity; (b) if delivered via overnight courier with instructions to deliver the next business day, one business day after delivery to such overnight courier addressed to the other party or parties at the address or addresses below or at such other address or addresses of which such party may give notice in accordance with the provisions of this Section 17; or (c) if by email, upon receipt of confirmation of the email transmittal, transmitted to the other party or parties at the email address or addresses provided below or such other email address or addresses of which such party may give notice in accordance with the provisions of this Section 17. Any and all such notices may be given on behalf of either party by its below named attorney.

Buyer:	National Retail Properties, LP 450 South Orange Avenue, Suite 900 Orlando, Florida 32801 Attention: Christopher P. Tessitore Phone: (407) 650-1115 Fax: (321) 206-2138 Email: Chris.Tessitore@NNNReit.com

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 450 S. Orange, Suite 200 Orlando, Florida 32801 Attention: Timothy R. Miedona Phone: (407) 418-6358 Fax: (407) 843-4444 Email: tim.miedona@lowndes-law.com

Seller and Lease Guarantor:	Bob Evans Farms, LLC Bob Evans Farms, Inc. 8111 Smith’s Mill Road New Albany, Ohio 43054 Attn: Chief Financial Officer Email: Mark_Hood@BobEvans.Com

With a copy to:	Bob Evans Farms, LLC 8111 Smith’s Mill Road New Albany, Ohio 43054 Attn: General Counsel Email: Colin_Daly@BobEvans.Com

and
Vorys Sater Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Attn: Daniel J. Minor Sheila Nolan Gartland Email: djminor@vorys.comSngartland@vorys.com

18.Miscellaneous.
(a)Further Assurances. Buyer, Seller and Lease Guarantor shall in good faith cooperate with each other in satisfying all conditions contained in this Agreement, including, without limitation, executing or re-executing any and all documents reasonably required to be executed by Seller as record owner of the Locations to accomplish any verifications, approvals or determinations. Buyer, Seller and Lease Guarantor agree that they will, at any time and from time to time after Closing, upon request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and assurances as may be reasonably required in order to more fully complete the terms of this Agreement to the extent usual and customary for commercial real estate closings where the applicable Location is located.
(b)Assignment. No party may assign this Agreement, in whole or in part, without the prior written consent of the other parties, provided however, Buyer may assign, without the consent of Seller (i) all of its rights and obligations hereunder to one or two entities (each a “Landlord”) provided each such assignee shall be 100% owned and controlled by Buyer or (ii) its rights and obligations hereunder with respect to some or all of the Locations to one or more of the entities that are a “Landlord” under the Other Purchase Agreement and, in the case of (i) or (ii), such assignee or assignees execute an assumption agreement reasonably acceptable to Seller under which such assignee or assignees assumes all of Buyer’s obligations hereunder. Notwithstanding the foregoing, Buyer shall not be released and will remain responsible for the performance of all of Buyer’s and/or any permitted assignee’s obligations under this Agreement.
(c)Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing and the transfer of title to the Property for a period of twelve (12) months (the “Survival Period”).
(d)Successors and Assigns. All terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective, successors and permitted assigns.
(e)Modifications. No modification, waiver, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, including without limitation, that certain letter of intent between Buyer and Seller dated December 16, 2015, are merged herein. Without limiting the generality of the foregoing, this Agreement alone fully and completely expresses the agreement between the parties and it is specifically understood that no oral representation is binding on Buyer, Seller or Lease Guarantor.
(f)Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio. Each party hereto consents to the jurisdiction of any court of competent jurisdiction located in Franklin County, Ohio for any action arising out of matters related to this Agreement. Each of the parties hereto waives the right to commence an action in connection with this Agreement in any court outside of said county.
(g)Interpretation. The principle that an agreement should be construed against the party drafting the agreement shall not apply to this Agreement as both parties hereto have contributed substantially in the negotiation and drafting of this Agreement. The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement of any term hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. The singular shall include the plural and vice versa.
(h)Invalid Provision. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force.
(i)Time of Essence. Time is of the essence of this Agreement. However, if the final date of any time period under or provided by this Agreement falls on a day that is not a business day, then, and in such event, the time of such period shall be extended to the next business day.
(j)Waiver. Each of the parties hereto reserves the right to waive, in whole or in part, any provision hereof which is for its benefit.
(k)Non-Recording. Neither this Agreement nor any memorandum or disclosure thereof shall be recorded without the prior written consent of all parties to this Agreement.

(l)Counterparts. This Agreement may be executed in any number of counterparts, each of which, when taken together and confirmed between the attorneys identified herein, shall constitute but one and the same fully executed instrument. Signatures on counterparts of this Agreement that are delivered via fax, email or by other electronic means are authorized and shall be acknowledged as if such signatures were an original execution.
(m)Schedules and Exhibits. The following schedule and exhibits attached hereto are hereby expressly made a part of this Agreement:
(i)SCHEDULE 1 - Certain Unrecorded Third Party Leases
(ii)SCHEDULE 2 - Eminent Domain Matters
(iii)SCHEDULE 3 - List of Litigation
(iv)EXHIBIT A - List of Locations and Substitution Locations
(v)EXHIBIT B - Master Lease Agreement
(vi)EXHIBIT C - Organization and Authorization Certificate
(vii)EXHIBIT D - Lease Guaranty

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:	NATIONAL RETAIL PROPERTIES, LP, a Delaware limited partnership By:NNN GP Corp., a Delaware corporation, as general partner By: /s/ Kevin B. Habicht Name: Kevin B. Habicht Title: Executive Vice President

[SELLER & LEASE GUARANTOR SIGNATURE PAGE FOLLOWS]

SELLER:	BOB EVANS FARMS, LLC, an Ohio limited liability company By: /s/ Mark E. Hood Name: Mark E. Hood, Title: Manager and Chief Financial Officer

LEASE GUARANTOR:	BOB EVANS FARMS, INC., a Delaware corporation By: /s/ Mark E. Hood Name: Mark E. Hood, Title: Chief Administrative Officer and Chief Financial Officer

[ESCROW AGENT SIGNATURE PAGE FOLLOWS]

Escrow Agent joins in the execution hereof solely for the purpose of evidencing its agreement to hold, administer and disburse the Earnest Money Deposit pursuant to the terms of the foregoing Agreement.

ESCROW AGENT:	FIDELITY NATIONAL TITLE By: /s/ Sherry Phillips Name: Sherry Phillips Title: Commercial Escrow